Exhibit 8.2

ANLI Partners Law Offices, LLP (Tianjin)

September 3, 2026

To: Baosheng Media Group Holdings Limited

East Floor 5, Building No. 8, Xishanhui Shijingshan District, Beijing 100041 People’s Republic of China +86-010-82088021

Dear Sir or Madam,

We have acted as PRC counsel to Baosheng Media Group Holdings Limited (the “Company”), an exempted company with limited liability incorporated under the laws of the Cayman Islands. We understand that a Registration Statement on Form F-3 was filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) in September 3, 2026, including the preliminary prospectus contained therein (the “Prospectus”), with regard to the Company’s offering and sale of up to US$300,000,000 of securities including ordinary shares, debt securities, warrants, rights and units in one or more offerings (the “Offerings”).

In reaching the opinion set forth below, we have assumed the conformity to original documents of all copies submitted to us by the Company as certified, conformed or photostatic copies and the authenticity of the originals of such documents, and we have relied as to factual matters on representations made by the Company in the documents, instruments and certificates delivered to us in connection with the Offerings.

Subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.	The Company is required to go through filing procedures through its major operating entity incorporated in the PRC with the China Securities Regulatory Commission (the “CSRC”) within three (3) working days after the completion of an offering pursuant to the Prospectus or any accompanying prospectus supplement, and prepare a summary report to the CSRC after the completion of all Offerings under this Prospectus (the “Filing for the Offerings”).

2.	Other than the CSRC Filing for the Offerings, the Company and its PRC subsidiaries, (1) are not required to obtain permissions from the CSRC, and (2) have not been required to obtain nor have been denied any permissions by CSRC in connection with any offering made pursuant to this Prospectus or any accompanying prospectus supplement.

3.	According to the company's statement, the number of personal information users currently processed by the company in China does not exceed one million. Therefore, the company and its Chinese subsidiaries are not currently subject to cybersecurity review under the Cybersecurity Review Measures issued by the Cyberspace Administration of China ("CAC") effective as of February 15, 2022.

4.	As stated by the company, neither the company nor its Chinese subsidiaries currently process personal information from more than one million users, nor do they handle data that affects or may affect national security. Furthermore, it is expected that in the foreseeable future, they will neither process personal information from more than one million users nor handle data that affects or may affect national security. As a result, they are currently not subject to the cybersecurity review provisions under the Network Data Security Management Regulations, which took effect on January 1, 2025.

5.	Based on the Measures for the Security Assessment of Outbound Data Transfer and relevant supporting rules, the Company and its PRC subsidiaries currently are not required to conduct data export security assessment, personal information protection certification or enter into standard contractual arrangements for cross-border data transfer, given that the Company stated the Company and its PRC subsidiaries does not currently transfer personal information or important data out of China and does not expect to reach the relevant statutory thresholds in the foreseeable future.

We express no opinion concerning the laws of any jurisdiction other than PRC law. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the filing of this opinion together with the Registration Statement and any subsequent amendments to the Registration Statement and to the use of our name and to the reference to our firm in the Registration Statement and any subsequent amendments to the Registration Statement.

Yours faithfully,

ANLI Partners Law Offices, LLP (Tianjin)